Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI REPORTS INCREASED FIRST QUARTER REVENUES

Fiscal 2006 Off to Good Start with Renewed Growth

Milwaukee, Wis., December 1, 2005 – ARI (OTCBB:ARIS), a leading provider of sales and profit-building technology solutions for equipment dealers, today reported increased revenues for the first quarter ended October 31, 2005.

First Quarter 2006 Highlights

•

Revenues increased 7% to $3.5 million from $3.3 million for the first quarter of fiscal 2005.

•

Operating income was $524,000 for the first quarter of fiscal 2006, a 7% decrease from operating income of $562,000 for the same period in the prior year.

•

Net income was $498,000 or $0.07 per diluted share in the first quarter of fiscal 2006, a 1% increase from net income of $494,000 or $0.08 per diluted share for the first quarter of fiscal 2005.

“Our revenue growth was driven by a worldwide increase in our core catalog products and services, supported by a renewal rate of over 85%.  And, although the numbers are still very small relative to the total business, we saw strong double-digit growth in our new Dealer Marketing Services area,” said Brian E. Dearing, chairman and chief executive officer of ARI.

Dearing said the lower operating income in the first quarter of fiscal 2006 was anticipated and reflected expenses for the marketing of new products, especially in the Dealer Marketing Services area, the expansion of the European operations and modest infrastructure investments.

“We believe the expenses related to Dealer Marketing Services and our European operations are investments in our future growth.  The Dealer Marketing Services product area leverages our strong customer base of manufactured equipment dealers by providing products that help these customers to market their businesses.  In the European business, we have taken steps to strengthen the business and expand our presence in this major market, including introducing new products, adding experienced managers and staff, opening a new office in the Netherlands and repositioning the business to the dealer-centric model which has proven to be successful in North America,” said Dearing.

“Our financial position continues to be strong.  We paid down debt by an additional $250,000 in the first quarter; our long-term debt will be paid off according to its terms on December 31, 2007.  We have

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ARI Reports Increased First Quarter Revenues

moved some of our cash into short-term commercial paper, and we have more cash and short-term securities than debt,” added Dearing.

Progress on Strategic Growth Initiatives

“We are on track with our strategic growth initiatives for fiscal 2006.  First, we are maintaining and enhancing our core electronic catalog business; our renewal rate remains over 85% and our recurring revenues are continuing to climb.  Second, we are gaining traction with our new Dealer Marketing Services products, showing strong double-digit growth over last year.  Third, our European operation showed 17% growth over last year and is positioned for continued growth in the future.  Fourth, we are continually evaluating potential acquisition candidates that meet our criteria for accretive growth,” added Dearing.

Summary and Outlook

“We had a good first quarter, with organic revenue growth and positive early signs on our growth initiatives.  We continue to anticipate organic revenue growth in the high single digits for the balance of this fiscal year.  We expect that operating income will be somewhat lower than last year as a result of our investments in initiatives to grow the business, primarily the Dealer Marketing Services product line and the European catalog business.  We believe our investments in both of these areas will contribute to increased growth and profitability over the long term,” said Dearing.

About ARI

ARI is a leading provider of electronic parts catalogs and related technology and services to increase sales and profits for dealers in the manufactured equipment markets.  ARI currently provides approximately 88 parts catalogs (many of which contain multiple lines of equipment) for approximately 70 equipment manufacturers in the U.S. and Europe.  Approximately 83,000 catalog subscriptions are provided through ARI to more than 30,000 dealers and distributors in approximately 89 countries in a dozen segments of the worldwide equipment market including outdoor power, power sports, ag equipment, recreation vehicle, floor maintenance, auto and truck parts aftermarket, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI also provides dealer marketing services, including technology-enabled direct mail, email and a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  In addition, ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in England and France providing marketing and support of its products and services.

First Quarter Earnings Conference Call

ARI’s First Quarter Conference Call is scheduled for Thursday, December 1, 2005 at 3:30 p.m. Central Time/4:30 p.m. Eastern Time.  If you would like to participate, please pre-register at

http://www.myrcplus.com/rsvp-index.asp?BWebID=&CID=5380349.  At that time you will be provided with the numbers to use to join the conference call.  A replay of ARI’s conference call, as well as notes and financial information presented in the call, will also be available on ARI’s website,

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ARI Reports Increased First Quarter Revenues

www.arinet.com, after 6:00 p.m. Central Time on Friday, December 2, 2005.  Click on the “Investor Relations” tab to access the information.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning.  Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows.  The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements.  Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-KSB for fiscal year ended July 31, 2005 filed with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.  For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI

Tel:  (414) 973-4380

Fax:  (414) 973-4357

E-mail:  krajcir@arinet.com

ARI Network Services, Inc.

Statements of Operations

(In thousands, except per share date)

(Unaudited)

	Three months ended
	October 31
	2005	2004
Net revenues:
Subscriptions, support and other services fees	$ 2,564	$ 2,402
Software licenses and renewals	518	576
Professional services	409	297
	3,491	3,275

Cost of products and services sold:
Subscriptions, support and other services fees	181	193
Software licenses and renewals *	158	154
Professional services	111	82
	450	429
Gross Margin	3,041	2,846

Operating expenses:
Depreciation and amortization (exclusive of amortization
	of software products included in cost of products
and services sold)	80	54
Customer operations and support	303	262
Selling, general and administrative	1,859	1,709
Software development and technical support	275	259
Net operating expenses	2,517	2,284
Operating income	524	562
Other income (expense)
Interest expense	(49)	(44)
Other, net	23	12
Total other expense	(26)	(32)
Income before provision for income taxes	498	530
Income tax benefit (provision)	-	(36)
Net income	$ 498	$ 494

Average common shares outstanding:
Basic	6,126	5,951
Diluted	6,729	6,248
Basic and diluted net income (loss) per share:
Basic	$0.08	$0.08
Diluted	$0.07	$0.08

*	Includes amortization of software products of $145 and $141 and excluding other depreciation and amortization shown separately

ARI Network Services, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	October 31	July 31
ASSETS	2005	2005
Current Assets:
Cash and cash equivalents	$ 3,555	$ 3,651
Trade receivables, less allowance for doubtful accounts of $83 and
$71 at October 31, 2005 and July 31, 2005, respectively	912	1,023
Prepaid expenses and other	195	203
Deferred income taxes	160	160
Total Current Assets	4,822	5,037
Equipment and leasehold improvements:
Computer equipment	4,815	4,813
Leasehold improvements	73	73
Furniture and equipment	1,777	1,702
	6,665	6,588
Less accumulated depreciation and amortization	5,974	5,893
Net equipment and leasehold improvements	691	695

Deferred income taxes	705	705

Other assets	9	10

Capitalized software product costs	11,105	10,927
Less accumulated amortization	9,586	9,441
Net capitalized software product costs	1,519	1,486

Total Assets	$ 7,746	$ 7,933

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable	$ 1,300	$ 1,200
Accounts payable	402	323
Deferred revenue	4,690	5,441
Accrued payroll and related liabilities	1,243	1,134
Accrued sales, use and income taxes	82	74
Other accrued liabilities	841	772
Current portion of capital lease obligations	4	4
Total Current Liabilities	8,562	8,948

Long term liabilities:
Notes payable (net of discount)	1,670	2,037
Long term payroll related	480	461
Other long term liabilities	91	96
Capital lease obligations	-	-
Total Long Term Liabilities	2,241	2,594

Shareholders' equity (deficit):
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 shares issued and outstanding
at October 31, 2005 and July 31, 2005, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 6,150,764 and 6,064,534 shares issued and outstanding
at October 31, 2005 and July 31, 2005, respectively	5	5
Common stock warrants and options	36	36
Additional paid-in-capital	93,806	93,752
Accumulated deficit	(96,904)	(97,402)
Total Shareholders' Equity (Deficit)	(3,057)	(3,609)

Total Liabilities and Shareholders' Equity (Deficit)	$ 7,746	$ 7,933

ARI Network Services, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three months ended
	October 31
	2005	2004
Operating activities
Net income	$ 498	$ 494
Adjustments to reconcile net income to net cash
provided by operating activities:
Amortization of software products	145	141
Amortization of deferred financing costs, debt discount and
excess carrying value over face amount of notes payable	(16)	(21)
Depreciation and other amortization	81	54
Deferred income taxes	-	-
Stock issued as contribution to 401(k) plan	21	37
Net change in receivables, prepaid expenses and other assets	119	422
Net change in accounts payable, deferred revenue, accrued
liabilities and long term liabilities	(472)	(392)
Net cash provided by operating activities	376	735

Investing activities
Purchase of equipment and leasehold improvements	(77)	(69)
Software product costs capitalized	(178)	(602)
Net cash used in investing activities	(255)	(671)

Financing activities
Payments under notes payable	(250)	(251)
Payments of capital lease obligations	-	(3)
Proceeds from issuance of common stock	33	3
Net cash used in financing activities	(217)	(251)
Net increase in cash	(96)	(187)
Cash at beginning of period	3,651	3,357
Cash at end of period	$ 3,555	$ 3,170
		$ -
Cash paid for interest	$ 65	$ 64
Cash paid for income taxes	$ -	$ 55

Revenue by Location and Service
(In Thousands)

	Three months ended
	October 31
			Percent
	2005	2004	Change

North America
Catalog subscriptions	$ 2,577	$ 2,425	6%
Catalog professional services	355	295	20%
Dealer marketing services	68	48	40%
Dealer & distributor communications	227	281	-19%
Subtotal	3,228	3,050	6%

Rest of the World
Catalog subscriptions	214	216	-1%
Catalog professional services	49	10	394%
Subtotal	263	226	17%

Total Revenue
Catalog subscriptions	2,792	2,641	6%
Catalog professional services	404	305	32%
Dealer marketing services	68	48	40%
Dealer & distributor communications	227	281	-19%
Total	3,491	3,275	7%